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                                                                    EXHIBIT 23.2




             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


As independent certified public accountants, we hereby consent to the incorporation by reference in this registration statement of our report on the consolidated financial statements of Budget Group, Inc. and subsidiaries (formerly known as Team Rental Group, Inc.) as of and for the year ended December 31, 1996, dated March 14, 1997, (except with respect to certain matters discussed in Note 16 as to which the dates are April 22, April 29, July 10 and July 31, 1997), included in Budget Group, Inc.'s Registration Statement Number 333-34799 on Form S-1 dated October 1, 1997, and to all references to our firm included in or made a part of this Registration Statement.



                                                             Arthur Andersen LLP

November 25, 1997
  Orlando, Florida